Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our reports dated March 16, 2021 relating to the financial statements of Surgalign Holdings, Inc. and the effectiveness of Surgalign Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Surgalign Holdings, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

December 23, 2021